EXHIBIT 99.1

Broadcaster, Inc. Settles Derivative Lawsuit

Novato, Ca, December 14, 2009 Broadcaster, Inc. (BCAS.PK) announced today the settlement, on December 10, 2009, of the derivative lawsuit brought by Baytree Capital Associates, LLC in February 2008. Broadcaster and Baytree agreed to a dismissal of the lawsuit with prejudice with no payment being made by either the plaintiff or any of the defendants. As is required when a derivative action is settled and dismissed, the Court found that the settlement was fair, adequate and reasonable to Broadcaster and its shareholders and not a product of collusion.

At the same time, Nolan Quan, a Broadcaster shareholder and former officer, and Michael Gardner, the owner of Baytree Capital Associates, both agreed to surrender for cancellation shares of Broadcaster Common Stock that they own or control and that had been issued as "earnout" shares in connection with the Broadcaster—Access Media transaction completed in 2006. The total number of shares surrendered and cancelled was 18,375,000, representing approximately 32.93% of the outstanding shares of common stock of Broadcaster, computed immediately prior to the surrender of the shares.

Martin R. Wade, Ill, CEO of Broadcaster, said: "speaking for myself, I believe settlement of this lengthy and expensive dispute is in the best interests of the Company and its shareholders. It will allow us to get on with the rebuilding of Broadcaster's value." Mr. Wade added, "Both before and after the lawsuit was filed, our audit committee conducted extensive investigations into the matters that underlie the claims asserted in the lawsuit. These investigations were conducted with the assistance of a forensic accounting firm and outside counsel. I am pleased to report that no wrongdoing, improper accounting or other basis substantiating the lawsuit claims was found." Brian Gardner, attorney for Baytree Capital, said: "After approximately fifteen months of discovery and extensive motion practice and arm's-length settlement negotiations, we are satisfied with this resolution".

ABOUT BROADCASTER: Broadcaster (BCAS.PK) is a media company engaged in the game development and telecommunications business in the US and China.

Contact:

Broadcaster Inc

Martin Wade

Chief Executive

(415) 883 8369